Exhibit 99.1

Ingersoll Rand Delivers Fourth-Quarter Adjusted EPS from Continuing Operations of $0.76

•	Fourth-quarter adjusted continuing earnings per share (EPS) of $0.76

•	Revenues of $3.5 billion in the fourth quarter, up 1 percent compared with 2010

•	Adjusted Q4 2011 operating margin of 9.5 percent, year-over-year improvement driven by pricing and productivity

•	Full-year 2011 adjusted operating margin of 10.2 percent; up 1.2 percentage points

•	Full-year 2011 adjusted EPS from continuing operations up 19 percent to $2.82

•	Full-year 2012 guidance for EPS from continuing operations is $2.90 to $3.10

Swords, Ireland, February 8, 2012 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, today reported that total revenues, excluding the divested Hussmann refrigeration business, increased 1 percent for the fourth quarter of 2011 compared with the 2010 fourth quarter. Adjusted diluted earnings per share from continuing operations were $0.76.

The company reported net earnings of $242.2 million, or EPS of $0.76, for the fourth quarter of 2011. Fourth-quarter net earnings included $249.4 million, or EPS of $0.79, from continuing operations, as well as $7.2 million of costs, or EPS of $(0.03), from discontinued operations. Continuing operations included EPS of $0.03 related to the final disposition of the Hussmann refrigeration business. Excluding these items, adjusted EPS from continuing operations for the fourth quarter of 2011 were $0.76. This compares with net earnings for the 2010 fourth quarter of $212.1 million, which included EPS of $0.62 from continuing operations and no EPS impact from discontinued operations. (See EPS table below)

-more-

EPS for Q4 and Full Year

	Q4		Full Year
	2011	2010	2011	2010

Reported EPS	$0.76	$0.62	$1.01	$1.89

Adjustments:

- Discontinued Operations	0.03	0.00	0.17	0.35

- Asset Impairment/Loss on Sale	(0.03)	—	1.64	—

- Healthcare-Related Tax Item	—	—	—	0.12

Adjusted EPS from Continuing Operations	$0.76	$0.62	$2.82	$2.36

Adjusted EPS Growth	+23%		+19%

Full-Year Results

Full-year 2011 net revenues were $14,782 million, an increase of 6 percent compared with reported net revenues of $14,001 million in 2010. Excluding the results of the divested Hussmann refrigeration business, 2011 revenues increased by 8 percent. Operating income for 2011 totaled $860 million, including a pre-tax impairment charge/loss on sale of $647 million from the Hussmann divestiture. Excluding these charges, the adjusted operating income was $1,507 million, an increase of 19 percent, compared with $1,261 million in 2010. Reflecting primarily year-over-year productivity savings and higher pricing, adjusted operating margin increased by 1.2 margin points over 2010 to 10.2 percent.

The company reported full-year 2011 EPS of $1.01. EPS from continuing operations were $1.18 with $(0.17) of costs from discontinued operations. Continuing operations included the operating results of the Hussmann refrigeration business, as well as an after-tax impairment charge/loss on sale of $558 million, or EPS of ($1.64) related to the divestiture of Hussmann. Excluding these charges, the adjusted EPS for 2011 continuing operations were $2.82. The company reported full-year 2010 EPS of

-more-

$1.89. EPS from continuing operations were $2.24, including $(0.12) of costs from a healthcare-related tax item. EPS from discontinued operations were ($0.35). Excluding the healthcare tax item, full-year 2010 continuing operations EPS were $2.36. (See EPS table)

“In 2011, we improved the strength of our business operations, driving increased operating margins, and a 19 percent improvement in earnings per share despite a challenging economic backdrop in a number of our key residential and commercial building end markets,” said Michael W. Lamach, chairman, president and CEO. “We are pleased with the progress we made during this past year. We made notable improvements in pricing capabilities, productivity and working capital management that helped to drive the strong cash flow that supported our share buyback and dividend expansion. We have also taken the necessary actions to improve the performance of the residential HVAC business. Our management team is focused on accelerating restructuring and cost reduction actions to generate sustained profitable growth in what we expect to be a slow growth economy in 2012.”

Additional Highlights for the 2011 Fourth Quarter

Revenues: The company’s reported revenues declined by 5 percent to $3,507 million, compared with revenues of $3,693 million for the 2010 fourth quarter. Total revenues, excluding the recently divested Hussmann business, were up approximately 1 percent, compared with 2010. U.S. revenues, excluding Hussmann, were flat compared to 2010, and revenues from international operations increased approximately 2 percent (up 3 percent excluding currency), as strong growth in Latin America was partially offset by slower activity in Asia.

Operating Income and Margin: Operating income for the 2011 fourth quarter was $339.2 million, an increase of 8 percent compared with $315.2 million for the 2010 fourth quarter. The fourth-quarter operating margin was 9.7 percent (9.5 percent when adjusted for impairment) compared to an operating margin of 8.5 percent for the same period of 2010. Pricing actions and operational excellence initiatives drove the increase in operating profits and margins. These improvements were partially offset by inflation and unfavorable revenue mix.

-more-

Interest Expense and Other Income/Expense: Interest expense of $70 million for the fourth quarter of 2011 declined slightly compared with the same period last year. Other income totaled $4 million for the fourth quarter of 2011, and declined by approximately $6 million compared with the 2010 fourth quarter.

Taxes: The company had an effective tax rate of 7 percent in the fourth quarter of 2011, including a $5 million tax benefit resulting from the Hussmann divestiture. Excluding this benefit and the corresponding adjustment to the asset impairment charge, the effective tax rate was 9 percent in the fourth quarter of 2011, compared to a rate of 14 percent recorded in the same period in 2010.

Fourth-Quarter Business Review

Climate Solutions delivers energy-efficient solutions globally and includes Trane, which provides heating, ventilation and air conditioning (HVAC) systems and building services, parts and controls for commercial buildings, and Thermo King, the leader in transport temperature control solutions. The total results of the recently divested Hussmann refrigeration business are included for the third quarter of 2011 and in all prior periods. The company’s ownership interest in Hussmann was reported using the equity method of accounting for the fourth quarter of 2011 and the same method will be used in all future periods. Fourth-quarter results also included approximately $37 million of revenues and $3 million of operating income for several Hussmann branch operations divested on November 30, 2011.

Revenues for the fourth quarter of 2011 were $1,905 million and declined by 8 percent compared with the fourth quarter of 2010. Excluding Hussmann, revenue increased by 4 percent (up 5 percent excluding currency). Bookings, excluding Hussmann, increased 2 percent year-over-year.

On a year-over-year basis, total commercial HVAC revenues increased slightly, with a 1 percent increase in equipment and systems revenues and flat revenues in parts, services and solutions. Commercial revenues increased in all major overseas markets and declined slightly in North America. Fourth-quarter bookings were down 3 percent compared with the 2010 fourth quarter where equipment bookings were up 21 percent due to orders placed by customers in advance of announced price increases.

Total Thermo King refrigerated transport revenues increased significantly in the fourth quarter compared with last year, due to strong growth in the refrigerated trailer and truck businesses. Seagoing container revenues, auxiliary power units and worldwide aftermarket revenues also increased.

-more-

Fourth-quarter segment operating margin of 10.1 percent increased by 3 percentage points compared with last year (excluding Hussmann, operating margin was 10.2 percent). The combination of higher volumes, pricing and productivity actions offset the negative impact of higher commodity costs.

Industrial Technologies provides products, services and solutions to enhance customers’ productivity, energy efficiency and operations. Products include compressed air systems, tools, fluid power products, and golf and utility vehicles. Total revenues in the fourth quarter of $744 million increased approximately 8 percent (up 8 percent excluding currency) compared with the fourth quarter of 2010. Air and Productivity revenues increased 7 percent, with volume increases in all major geographic regions except Asia. Revenues in the Americas increased mid-teens percent compared with 2010. Air and Productivity Solutions revenues outside the Americas increased slightly. Bookings increased 5 percent year-over-year as gains in the Americas and Europe offset slower activity in Asia.

Club Car revenues increased by 9 percent compared with the fourth quarter of 2010, showing gains in golf cars, utility vehicles and aftermarket activity. Bookings increased slightly as golf-related markets continued to show low activity levels.

Fourth-quarter segment operating margin for Industrial Technologies was 15.3 percent, an increase of 2.2 percentage points compared with last year. The segment margin improvement was due to higher volumes, improved pricing and productivity, which were partially offset by inflation, the acceleration of restructuring activity in China and negative foreign exchange.

Residential Solutions includes the Trane and Schlage brands, which deliver safety, comfort and efficiency to homeowners throughout the Americas. Products, services and solutions include mechanical and electronic locks, HVAC systems, indoor air quality solutions and controls, and remote home management systems. Fourth-quarter revenues were $443 million, a decrease of approximately 13 percent (down 13 percent, excluding currency) compared with 2010. Bookings also declined significantly year-over-year.

-more-

Total reported residential security revenues were up significantly compared with 2010 as a result of improved sales to the new builder markets and South American customers and higher sales to “big box” customers in the United States from new products.

Residential HVAC revenues declined significantly compared with strong fourth quarter 2010 results which benefitted from significant shipments of high-efficiency HVAC systems before the expiration of tax credits at the end of 2010. Residential revenues and operating profits were also negatively impacted by the growth of R-22 systems, the downward mix shift to lower SEER products and significant planned production reductions taken by the company in the fourth quarter that reduced inventory levels by approximately $90 million.

Fourth-quarter segment operating margin was negative (1.2 percent) compared with 9.4 percent recorded in 2010. The segment margin decline was due to lower volumes, negative mix and inflation, which were partially offset by pricing.

Security Technologies is a leading global supplier of commercial security products and services. The segment’s market-leading products include mechanical and electronic security products, biometric and access-control systems, and security and time and attendance scheduling software. Fourth-quarter revenues of $415 million declined by approximately 3 percent (down 3 percent excluding currency) compared with the fourth quarter of 2010. Fourth-quarter results reflect stagnant commercial building activity in the United States and in Europe. Revenues in the Americas were down slightly as price improvements were more than offset by lower volumes. Revenues in overseas markets also declined. Overall segment bookings were down 5 percent, with slight bookings improvement in the Americas and declines in both Europe and Asia. Fourth-quarter segment operating margin was 19.1 percent, compared with 18.9 percent in the fourth quarter of 2010. The higher segment operating margin was due to higher productivity and improved pricing, which were largely offset by lower volumes and inflation.

Balance Sheet and Share Repurchase

During the fourth quarter, working capital was 1.6 percent of revenues, an improvement of 1.0 percentage point compared with 2010. Available cash flow for the quarter was $332 million and the company generated $944 million of available cash

-more-

flow in 2011. Cash balances and total debt balances were $1.2 billion and $3.6 billion, respectively, at the end of the fourth quarter. The company purchased 19 million shares during the fourth quarter and purchased 36 million shares for approximately $1.2 billion during 2011.

Outlook

Ingersoll Rand’s major end markets showed a mixed and slowing demand pattern in the fourth quarter of 2011. There is sustained but moderating activity in the worldwide industrial markets, global parts and service, and across most of the company’s businesses in Asia. Refrigerated transport markets and commercial HVAC replacement activity are expected to demonstrate slower year-over-year growth, especially in Europe where performance is hampered by unstable financial markets. The North American commercial construction market is continuing its weak and uneven demand pattern and activity in North American consumer related markets, especially residential HVAC, is expected to remain depressed for most of 2012.

Revenues for the full year 2012 are expected to be in the range of $14,000 million to $14,400 million. The year-over-year change in currency exchange rates is expected to reduce reported revenue growth by 2 percentage points in 2012. Full-year EPS from continuing operations are expected to be in the range of $2.90 to $3.10. The forecast includes a tax rate of 25 percent for continuing operations and an average diluted share count for the full year of approximately 315 million shares. Available cash flow for full-year 2012 is expected to approximate $1.1 billion, based on projected earnings, capital expenditures and working capital requirements.

First-quarter 2012 revenues are expected to be in the range of $2,975 million to $3,075 million. EPS from continuing operations for the first quarter are expected to be in the range of $0.20 to $0.26. The first quarter earnings forecast includes approximately $50 million of restructuring and cost reduction investments. The first-quarter forecast reflects a tax rate of 25 percent for continuing operations and an average diluted share count of approximately 315 million shares.

This news release includes “forward-looking statements,” which are statements that are not historical facts, including statements that relate to the mix of and demand for our products, performance of the markets in which we operate, and our 2012 full year and first quarter financial performance. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from our current expectations. Factors that could cause such differences can be found in our Form 10-K for the year ended December 31, 2010, Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 and in our other SEC filings. We assume no obligation to update these forward-looking statements.

-more-

This news release also includes adjusted non-GAAP financial information which should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. Further information about the adjusted non-GAAP financial information, including reconciliation to the nearest GAAP measure, is included in financial tables attached to this news release.

All amounts reported within the earnings release above related to net earnings (loss), earnings (loss) from continuing operations, earnings (loss) from discontinued operations, and per share amounts are attributed to Ingersoll Rand’s ordinary shareholders.

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Ingersoll Rand®, Schlage®, Thermo King® and Trane®—work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $14 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.

#    #    #

02/08/12

(See Accompanying Tables)

•	Condensed Consolidated Income Statement

•	Segments

•	Non-GAAP Financial Tables

•	Available Cash Flow

•	Balance Sheet Metrics

•	Hussmann Results

Contacts:
Media:	Investors and Financial Analysts:
Misty Zelent	Joe Fimbianti
(704) 655-5324, mzelent@irco.com	(704) 655-4721, joseph_fimbianti@irco.com
-or-
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com

-more-

Table 1

INGERSOLL-RAND PLC

Condensed Consolidated Income Statement

(In millions, except per share amounts)

UNAUDITED

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net revenues	$3,506.7	$3,693.1	$14,782.0	$14,001.1

Cost of goods sold	(2,505.9)	(2,674.9)	(10,493.6)	(10,059.9)

Selling & administrative expenses	(666.3)	(703.0)	(2,781.2)	(2,679.8)

(Loss) on sale / asset impairment	4.7	—	(646.9)	—

Operating income	339.2	315.2	860.3	1,261.4

Interest expense	(70.2)	(70.9)	(280.0)	(283.2)

Other income, net	4.4	10.3	33.0	32.5

Earnings before income taxes	273.4	254.6	613.3	1,010.7

Provision for income taxes	(18.2)	(35.6)	(187.2)	(228.1)

Earnings from continuing operations	255.2	219.0	426.1	782.6

Discontinued operations, net of tax	(7.2)	0.6	(56.8)	(117.5)

Net earnings	248.0	219.6	369.3	665.1

Less: Net earnings attributable to noncontrolling interests	(5.8)	(7.5)	(26.1)	(22.9)

Net earnings attributable to Ingersoll-Rand plc	$242.2	$212.1	$343.2	$642.2

Amounts attributable to Ingersoll-Rand plc ordinary shareholders:
Continuing operations	$249.4	$211.5	$400.0	$759.7
Discontinued operations	(7.2)	0.6	(56.8)	(117.5)

Net earnings	$242.2	$212.1	$343.2	$642.2

Diluted earnings (loss) per share attributable to Ingersoll-Rand plc ordinary shareholders:
Continuing operations	$0.79	$0.62	$1.18	$2.24
Discontinued operations	(0.03)	—	(0.17)	(0.35)

	$0.76	$0.62	$1.01	$1.89

Weighted-average number of ordinary shares outstanding:
Diluted	316.7	343.2	339.3	339.8

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 2

INGERSOLL-RAND PLC

Business Review

(In millions, except percentages)

UNAUDITED

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011		2010
Climate Solutions
Net revenues	$1,904.6	$2,061.2	$8,284.6		$7,800.8
Segment operating income *	192.9 **	146.7	824.6	**	598.3
and as a % of Net revenues	10.1%	7.1%	10.0%		7.7%

Industrial Technologies
Net revenues	744.0	692.0	2,852.9		2,485.2
Segment operating income	113.9	90.7	415.5		310.4
and as a % of Net revenues	15.3%	13.1%	14.6%		12.5%

Residential Solutions
Net revenues	442.9	510.3	2,012.7		2,121.7
Segment operating income (loss)	(5.2)	48.1	62.1		191.3
and as a % of Net revenues	-1.2%	9.4%	3.1%		9.0%

Security Technologies
Net revenues	415.2	429.6	1,631.8		1,593.4
Segment operating income	79.4	81.0	331.6		328.3
and as a % of Net revenues	19.1%	18.9%	20.3%		20.6%

(Loss) on sale / asset impairment	4.7 **		(646.9	) **

Unallocated corporate expense	(46.5)	(51.3)	(126.6)		(166.9)

Consolidated net revenues	$3,506.7	$3,693.1	$14,782.0		$14,001.1
Consolidated operating income	$339.2	$315.2	$860.3		$1,261.4
and as a % of Net revenues	9.7%	8.5%	5.8%		9.0%

*	Segment operating income is the measure of profit and loss that the Company uses to evaluate the financial performance of the business and as the basis for performance reviews, compensation and resource allocation. For these reasons, the Company believes that Segment operating income represents the most relevant measure of segment profit and loss. The Company may exclude certain charges or gains from Operating income to arrive at Segment operating income that is a more meaningful measure of profit and loss upon which to base its operating decisions.
**	During the three and twelve months ended December 31, 2011, the Company recorded a pre-tax gain (loss) on sale and impairment charges related to the Hussmann divestiture of approximately $5 million and ($647) million, respectively. These charges have been excluded from Segment operating income within the Climate Solutions segment.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 3

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions, except per share amounts)

UNAUDITED

	For the quarter ended December 31, 2011
	As Reported	Adjustments		As Adjusted
Net revenues	$3,506.7	$—		$3,506.7

Operating income	339.2	(4.7	) (a)	334.5
Operating margin	9.7%			9.5%

Earnings from continuing operations before income taxes	273.4	(4.7	) (a)	268.7
Provision for income taxes	(18.2)	(4.7	) (b)	(22.9)
Tax rate	6.7%			8.5%
Earnings from continuing operations attributable to Ingersoll-Rand plc	249.4	(9.4	) (c)	240.0

Diluted earnings per common share
Continuing operations	$0.79	$(0.03)		$0.76

Weighted-average number of common shares outstanding
Diluted	316.7	—		316.7

	Detail of Adjustments:
(a)	Adjustment to loss on sale from Hussmann divestiture	$(4.7)
(b)	Tax impact of Hussmann divestiture	(4.7)

(c)	Impact of adjustments on earnings from continuing operations attributable to Ingersoll-Rand plc	$(9.4)

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP.

The non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. They have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and results of operations. We believe that it is meaningful to provide the relative impact of impairment charges and the corresponding tax impacts in order to present a better understanding of our results on a period to period comparative basis.

The non-GAAP financial measures for operating income and margin, tax rate and EPS assist investors with analyzing our business segment results as well as with predicting future performance. In addition, these non-GAAP financial measures are also reviewed by management in order to evaluate the financial performance of each segment. They are the basis for performance reviews, compensation and resource allocation. We believe that the presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider these measures in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 4

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions, except per share amounts)

UNAUDITED

	For the year ended December 31, 2011
	As Reported	Adjustments		As Adjusted
Net revenues	$14,782.0	$—		$14,782.0

Operating income	860.3	646.9 (a	)	1,507.2
Operating margin	5.8%			10.2%

Earnings from continuing operations before income taxes	613.3	646.9 (a	)	1,260.2
Provision for income taxes	(187.2)	(88.9) (	b)	(276.1)
Tax rate	30.5%			21.9%
Earnings from continuing operations attributable to Ingersoll-Rand plc	400.0	558.0 (c	)	958.0

Diluted earnings per common share
Continuing operations	$1.18	$1.64		$2.82

Weighted-average number of common shares outstanding
Diluted	339.3	—		339.3

	Detail of Adjustments:
(a)	Impairment charge/loss on sale from Hussmann divestiture	$646.9
(b)	Tax impact of Hussmann divestiture	(88.9)

(c)	Impact of adjustments on earnings from continuing operations attributable to Ingersoll-Rand plc	$558.0

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP.

The non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. They have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and results of operations. We believe that it is meaningful to provide the relative impact of impairment charges and the corresponding tax impacts in order to present a better understanding of our results on a period to period comparative basis.

The non-GAAP financial measures for operating income and margin, tax rate and EPS assist investors with analyzing our business segment results as well as with predicting future performance. In addition, these non-GAAP financial measures are also reviewed by management in order to evaluate the financial performance of each segment. They are the basis for performance reviews, compensation and resource allocation. We believe that the presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider these measures in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 5

INGERSOLL-RAND PLC

Reconciliation of non-GAAP to GAAP

(In millions)

UNAUDITED

Twelve Months Ended December 31, 2011
Cash flow from operating activities (a)	$1,186.8
Capital expenditures (a)	(242.9)

Available cash flow	$943.9

(a)	Includes both continuing and discontinued operations.

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The non-GAAP financial measure should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

We believe the non-GAAP financial information provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition and cash flow.

The non-GAAP financial measure of available cash flow assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. It is the basis for performance reviews, compensation and resource allocation. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 6

INGERSOLL-RAND PLC

Balance Sheet Metrics

($ in millions)

UNAUDITED

	December 31,
	2011	2010*

Net Receivables	$2,146	$2,331
Days Sales Outstanding	56.4	57.6

Net Inventory	$1,282	$1,400
Inventory Turns	7.7	7.6

Accounts Payable	$1,225	$1,313
Days Payable Outstanding	45.2	44.8

*	Figures include balances for Hussmann business divested on September 30, 2011.

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

Table 7

INGERSOLL-RAND PLC

Hussmann Results

($ in millions)

UNAUDITED

	For the three months ended March 31, 2011	For the three months ended June 30, 2011	For the three months ended September 30, 2011	For the three months ended December 31, 2011	For the year ended December 31, 2011

Hussmann
Net revenues	$213.1	$286.8	$281.8	$36.8	$818.5
Operating income	(4.0)	30.0	30.1	2.5	58.6

	For the three months ended March 31, 2010	For the three months ended June 30, 2010	For the three months ended September 30, 2010	For the three months ended December 31, 2010	For the year ended December 31, 2010

Hussmann
Net revenues	$223.0	$296.7	$319.4	$267.0	$1,106.1
Operating income	4.9	30.5	37.3	11.7	84.4

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION